UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 1, 2005

TEMPUR-PEDIC INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1713 Jaggie Fox Way

Lexington, Kentucky 40511

(Address of principal executive offices) (Zip Code)

(800) 878-8889

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is hereby incorporated into Item 1.01 by reference.

Item 2.03. Creation of a Direct Financial Obligation.

On April 1, 2005, Tempur Production USA, Inc. (“Tempur Production”), a subsidiary of Tempur-Pedic International Inc., entered into an Amended and Renewed Revolving Promissory Note (the “Note”) with Fifth Third Bank to provide a $40,000,000 revolving line of credit. The Note represents an amendment and renewal of the Revolving Promissory Note, dated December 28, 2004, in the maximum principal amount of $7,000,000. The Note is unsecured, has a maturity date of September 2, 2005, and is guaranteed on an unsecured basis by Tempur-Pedic, Inc., another subsidiary of Tempur-Pedic International. The Note will accrue interest at a rate equal to the prime rate minus one-half of one percent. Interest is payable monthly and the principal balance matures on September 2, 2005.

Upon occurrence of an event of default the interest rate on the entire principal balance and all matured interest installments outstanding shall automatically increase by two percent (2%) per annum and shall continue at that rate until the event of default is cured. Fifth Third Bank has the right to accelerate the payment of the Note upon the occurrence of an event of default. The Note specifies that the following are events of default: (i) Tempur Production’s failure to pay any installment of principal or interest within 3 business days of its due date, (ii) the breach of any representation or warranty made by Tempur Production in the Note, (iii) the breach of any covenant in the Note which is not cured within 30 days of Tempur Production receiving notice of the breach, (iv) Tempur Production’s failure to pay its other indebtedness having a principal amount in excess of $5,000,000, (v) Tempur Production’s insolvency or commencement of bankruptcy proceedings, (vi) the failure to pay any judgments or decrees against Tempur Production in excess of $5,000,000 for a period of 30 days, (vii) the Note and its associated documents becoming invalid, (viii) a reportable event that would permit Tempur Production’s employee benefit plan to be terminated, or (ix) the termination, dissolution or liquidation of Tempur Production.

The Note contains certain negative and affirmative covenants and requirements affecting Tempur Production. Subject to certain important exceptions and qualifications set forth in the Note, these covenants limit the ability of Tempur Production to (i) liquidate, merge or consolidate into another entity, (ii) sell assets of Tempur Production, (iii) change the name or state of organization of Tempur Production, (iv) effect any material change in Tempur Production’s capital structure or allow a change in ownership of more that 10% of its outstanding stock, (v) create or authorize additional securities of Tempur Production, (vi) enter into transactions with affiliates, or (vii) become subject to any law, regulation or list of any governmental agency that prevents Fifth Third Bank from making an extension of credit to Tempur Production. These covenants also require Tempur Production to maintain its corporate existence, pay all liabilities and taxes, maintain proper books in accordance with GAAP, comply with the Note and its associated documents, operate its business in substantially the same manner, and cure any defects in the Note upon the request of Fifth Third Bank.

Tempur Production intends to the use the proceeds from the Note as bridge financing pending (i) the completion of long term Industrial Revenue Bond or other financing for Tempur-Pedic International’s new manufacturing plant in Albuquerque, New Mexico, and (ii) completion by management of an evaluation of the American Jobs Creation Act of 2004, which could potentially allow Tempur-Pedic International Inc. to repatriate the undistributed earnings of its foreign subsidiaries in a tax efficient manner in 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2005

Tempur-Pedic International Inc.

By:	/s/ H. Thomas Bryant
Name:	H. Thomas Bryant
Title:	President